Exhibit 4.18

December 19, 2024

Letter of Intent
Innoviz Technologies Ltd. (“Innoviz”), and **** collectively the “Parties”, hereby enter into this letter of intent (“LOI”) to outline the Parties’ intentions with respect to fees to be paid to Innoviz in ***. ************************************************************************************

1.	2025 Fees:

	i)	The total fees to be paid to Innoviz in year 2025 with respect to **** in connection with the ******************************* is agreed upon as ********** USD (the “Fees”).

ii)
To this end, **** will place a binding purchase order (PO) with Innoviz in the amount of ********** USD, by **********, 2025, as NRE for **************************************************************************.

2.	Innoviz commits to the following:

	a.	**********

	b.	**********

	c.	**********

d.
The Fees are offset against the total payment per ********, in particular but not limited to an offset against the ********** USD of **********. Innoviz commits that the ********** USD are the absolute maximum for ********** which covers the NRE payments for **********.

	e.	Innoviz will meet the milestones (connected to the **********) according to the agreed specifications and requirements as follows:

- **********

- **********

- **********

- **********

- **********

- **********

- **********

- **********

- **********

3.		**********

4.		**********

	a.	**********

	b.	**********

5.		**********

6.		**********

7.		**********

Legal Provisions:
Sections 1(ii), 2, 3, 4, 7 and this section ‘Legal Provisions’ shall be legally-binding. Except for sections 1(ii), 2, 3, 4, 7 and this section ‘Legal Provisions’, all other parts of the LOI shall be non-binding and non-enforceable. This LOI shall be governed by **********  and place of jurisdiction shall be **********.

Innoviz Technologies Ltd. Signature: ********** Name and title: ********** Date: **********	********** Signature: ********** Name and title: ********** Date: **********